AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 3rd day of April, 2000 by and among (i) HOMESEEKERS.COM, INCORPORATED, a Nevada corporation ("HomeSeekers"); (ii) REALESTATEFORMS.COM, INCORPORATED, a Nevada corporation and wholly owned subsidiary of HomeSeekers ("Subsidiary");
(iii) INFORMATION SOLUTIONS GROUP, INC., a Colorado corporation ("ISG"); and
(iv) the following named shareholders of ISG (collectively, the "Principal Shareholders").

Name of Shareholder            Address                    Number of Shares Owned

CHARLES APPEL                 2461 Tamarack Ave           208,817
                              Boulder, CO 80304

STEVEN WOSTENBERG             2899 Hughs Drive            213,969
                              Erie, CO 80516

KARL ZIEGLER                  2470 Cragmoor Road          213,969
                              Boulder, CO 80304

MICHAEL O'DAY                 1928 Seidler Court          185,985
                              Erie, CO 80516

                                    RECITALS

         A. The Boards of Directors of HomeSeekers, Subsidiary and ISG have deemed it advisable that HomeSeekers and ISG combine their operations by a merger of ISG into Subsidiary, under the terms and conditions hereinafter set forth (the "Merger").

         B. The Boards of Directors of HomeSeekers, Subsidiary and ISG have approved and adopted this Agreement and Plan of Merger (as defined below) and intend that, to the extent possible, the Merger qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         C. The Board of Directors of HomeSeekers, Subsidiary and ISG have determined that it is in the best interests of their respective shareholders for HomeSeekers to acquire all of the issued and outstanding common stock, par value $.01 per share, of ISG (the "ISG Common Stock"). In order to effectuate the acquisition, the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge ISG with and into Subsidiary so that Subsidiary continues as a surviving corporation and wholly-owned subsidiary of HomeSeekers, and the owners of all issued and outstanding shares of the common stock of ISG as of the Closing (the

"ISG Shareholders") will be issued certain shares of common stock of HomeSeekers, in exchange for all of the ISG Common Stock.

                                    TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements herein contained and subject to the conditions and other terms herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon performance (or waiver) of all covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all conditions to the obligations contained herein, and pursuant to Chapter 92A of the Nevada Revised Statutes ("NRS") and Article III of Title 7 of the Colorado Revised Statutes ("CRS"), at the Effective Date (as defined below) the following will occur:

         (a) ISG will be merged with and into Subsidiary, with Subsidiary being the surviving corporation (the "Surviving Corporation") and the separate existence and corporate organization of ISG will cease, and thereupon Subsidiary will be a wholly-owned subsidiary of HomeSeekers;

         (b) Subsidiary, as the Surviving Corporation, will succeed, in so far as permitted by law, to all rights, assets, liabilities and obligations of ISG in accordance with the NRS and the CRS;

         (c) The Articles of Incorporation and Bylaws of Subsidiary will be the Articles of Incorporation and Bylaws of the Surviving corporation until amended as provided by law;

         (d) The officers and directors of Subsidiary will be the initial officers and directors of the Surviving Corporation on and after the Effective Date.

                                   ARTICLE II

                     PURCHASE PRICE/CONVERSION OF SECURITIES

         2.1 Conversion of ISG Shares in the Merger. On the Effective Date, by virtue of the Merger and without any action on the part of ISG, HomeSeekers, or the ISG Shareholders:

                  (a) all shares of common stock, par value $.01 per share, of ISG ("ISG Common Stock") owned by ISG shall be canceled and shall cease to exist from and after the Effective Date; and

                  (b) each remaining issued and outstanding share of ISG Common Stock shall be converted into, and become exchangeable for, the number of shares of validly issued, fully

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Agreement and Plan of Merger
April 3, 2000
Page -3-

paid and nonassessable common stock, $.001 par value, of HomeSeekers (rounded to the nearest whole share) ("HomeSeekers Common Stock") equal to the Conversion Ratio. In this Agreement, the term "Conversion Ratio" means a fraction, the numerator of which is equal to (i) Four Million Two Hundred Thirty-Eight Thousand Four Hundred Sixty-Five Dollars ($4,238,465), divided by (ii) the average closing sale price of a share of HomeSeekers Common Stock as quoted on the Nasdaq Stock Market ("Nasdaq") for the ten (10) consecutive trading days which precede the day immediately prior to the Closing Date, as reported (absent manifest error in the printing thereof) by The Wall Street Journal (Western Edition) (the "Average Closing Sale Price"); and the denominator of which is equal to 906,137, the sum of the number of shares of ISG Common Stock issued and outstanding as of the date of this Agreement.

                  (c) If the value of one third (1/3) of the HomeSeekers Shares into which the ISG Shares are converted pursuant to Section 2.1 of this Agreement on the first anniversary of the Closing Date is less than One Million Four Hundred Twelve Thousand Eight Hundred Twenty-Two Thousand Dollars ($1,412,822), then HomeSeekers shall deliver to the ISG Shareholders the aggregate number of additional shares of HomeSeekers common stock equal to the difference in value between One Million Four Hundred Twelve Thousand Eight Hundred Twenty-Two Thousand Dollars ($1,412,822) and the value of one third (1/3) of the HomeSeekers Shares into which the ISG Shares are converted pursuant to Section 2.1 of this Agreement. For purposes of valuing the shares, the applicable number of shares will be multiplied by the average closing price of a share of HomeSeekers stock on the Nasdaq or other applicable exchange for the ten trading days preceding the first anniversary of the Closing Date.

         2.2 Status of Subsidiary Shares. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any capital stock of Subsidiary, each issued and outstanding share of common stock of Subsidiary shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

         2.3 Additional Consideration.

                  (a) If (i) the ISG Formulator product revenues for the calendar year 2000 in accordance with generally accepted accounting principles ("GAAP") exceed the ISG Formulator product revenues for the calendar year 1999 in accordance with GAAP, and (ii) the value of the HomeSeekers Shares into which the ISG shares are converted pursuant to section 2.1 of this Agreement, based on the average closing price for the ten trading days preceding the first anniversary of the Closing Date, is less than Five Million Eight Hundred Forty-Six Thousand One Hundred Fifty-Nine Dollars ($5,846,159), then, upon the first anniversary of the Closing Date, HomeSeekers shall deliver to the ISG Shareholders the aggregate number of additional shares of HomeSeekers common stock, based on the average closing price for the ten trading days preceding the first anniversary of the Closing Date, equal to 2.2 multiplied by the amount by which the ISG Formulator product revenues for the calendar year 2000 in accordance with

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Agreement and Plan of Merger
April 3, 2000
Page -4-


GAAP exceed the ISG Formulator product revenues for the calendar year 1999 in accordance with GAAP.

                  (b) The consideration referred to in this Section 2 is hereinafter referred to as the "Merger Consideration."

                                   ARTICLE III

                                     CLOSING

         3.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at such time and place as the parties may agree. The date on which the Closing occurs shall be referred to as the "Closing Date." It is contemplated that the Closing will occur on April 3, 2000.

         3.2 Filing of Plan of Merger. At the Closing, the parties shall cause the Merger to be consummated by filing duly executed Articles of Merger, or an Agreement of Merger, as applicable, with the Secretaries of State of the States of Nevada and Colorado in such form as HomeSeekers determines is required by and in accordance with the relevant provisions of the NRS and the CRS (the date of such filing is referred to herein as the "Effective Date").

         3.3 Effect of the Merger. On the Effective Date, the effect of the Merger shall be as provided under the NRS and the CRS. Without limiting the generality of the foregoing, on the Effective Date:

                  (a) all property, rights, privileges, policies and franchises of ISG and Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of ISG and Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

                  (b) the Articles of Incorporation and Bylaws of Subsidiary, as in effect immediately prior to the Effective Date, shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation thereafter, unless and until amended in accordance with their terms and as provided by law; and

                  (c) the directors and officers of Subsidiary on the Effective Date shall be the directors and officers of the Surviving Corporation, each to hold a directorship or office in accordance with the Articles of Incorporation and Bylaws of Subsidiary, until his or her respective successor is duly elected and qualified.

         3.4 Tax and Accounting Treatment. The parties hereto acknowledge and agree that while they desire that the Merger contemplated hereby be treated for accounting purposes as a tax-free reorganization under Section 368 of the Code, each party shall be solely responsible for the tax and accounting consequences of the Merger to such party.

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Agreement and Plan of Merger
April 3, 2000
Page -5-


         3.5 Procedure at the Closing. At the Closing, the parties agree that the following shall occur:

                  (a) ISG and the Principal Shareholders shall have satisfied each of the conditions set forth in Article VIII and shall deliver to HomeSeekers the documents, certificates, opinions, consents and letters required by Article VIII.

                  (b) HomeSeekers shall have satisfied each of the conditions set forth in Article IX and shall deliver to ISG the documents, certificates, consents and letters required by Article IX.

                  (c) HomeSeekers shall direct its transfer agent to issue the shares of HomeSeekers Common Stock issuable pursuant to Section 2.1, in the name of the ISG Shareholders receiving such stock, and shall deliver stock certificates relating thereto (without fractional shares) promptly following surrender of the existing ISG stock certificates by the ISG Shareholders. The shares of HomeSeekers Common Stock issuable pursuant to Section 2.1, are referred to herein as the "HomeSeekers Shares."

                  (d) From and after the Effective Date, the stock transfer books of ISG shall be closed and no transfer of shares of ISG Common Stock shall thereafter be made. If, after the Effective Date, ISG Certificates are presented to HomeSeekers, they shall be canceled and exchanged in accordance with Section
2.1 of this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF HOMESEEKERS AND SUBSIDIARY

         As a material inducement to ISG and the Principal Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, HomeSeekers and Subsidiary, jointly and severally, make the following representations and warranties to ISG and the Shareholders:

         4.1 Corporate Status. HomeSeekers and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada.

         4.2 Corporate Power and Authority. HomeSeekers and Subsidiary have the corporate power and authority to execute and deliver this Agreement and the agreements attached as exhibits hereto to which HomeSeekers and Subsidiary are parties (the "HomeSeekers Ancillary Agreements"), to perform their obligations hereunder and to consummate the transactions contemplated hereby. HomeSeekers and Subsidiary have taken all action necessary

Agreement and Plan of Merger
April 3, 2000
Page -6-


to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.

         4.3 Enforceability. This Agreement has been duly executed and delivered by HomeSeekers and constitutes a legal, valid and binding obligation of HomeSeekers, enforceable against HomeSeekers in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 No Commissions. HomeSeekers has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than such compensation as may be due and payable to their officers, employees or contracted consultants.

         4.5 HomeSeekers Common Stock. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing HomeSeekers Shares as provided in this Agreement, HomeSeekers Shares will be validly issued, fully paid and non-assessable.

         4.6 Capitalization. As of the date hereof, the authorized capital stock of HomeSeekers consists of Fifty Million (50,000,000) shares of HomeSeekers Common Stock. As of March 31, 2000, Eighteen Million One Hundred Twenty-One Thousand Fifty-Eight (18,121,058) shares of HomeSeekers Common Stock were validly issued and outstanding. The authorized capital stock of Subsidiary consists of one thousand (1,000) shares of common stock, no par value per share, of which one thousand (1,000) shares are validly issued and outstanding and held of record and beneficially by HomeSeekers.

         4.7 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority ("Governmental Entity") is required on the part of HomeSeekers in order (a) to permit HomeSeekers to perform its obligations under this Agreement or (b) to prevent the termination of any right, privilege, license or agreement of HomeSeekers or to prevent any loss to HomeSeekers' business, by reason of the transactions contemplated by this Agreement, except for the filing of Articles of Merger with the Nevada Secretary of State.

         4.8 No Conflict. Neither the execution, delivery and performance of this Agreement, or the HomeSeekers Ancillary Agreements by HomeSeekers nor the consummation by HomeSeekers of the transactions contemplated hereby and thereby, will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of HomeSeekers' Articles of Incorporation or Bylaws (or other organizational or charter documents), (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, result in the

Agreement and Plan of Merger
April 3, 2000
Page -7-

acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to HomeSeekers' business, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which HomeSeekers or any of its assets may be subject, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of HomeSeekers, (e) adversely affect any franchise, license, permit or other governmental approval which is material to HomeSeekers' business or is necessary to enable HomeSeekers to carry on its business as presently conducted or is required of any employee or agent of HomeSeekers to enable such person to carry out such person's duties on behalf of HomeSeekers, or (f) require the consent of any third party.

         4.9 Form 10-QSB. The unaudited financial statements accompanying HomeSeekers' Form 10-QSB for the six month period ending December 31, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All adjustments that, in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed therein. The results of operations for the quarter and six months ended December 31, 1999 are not necessarily indicative of the results that will be realized for a full year.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                        OF ISG AND PRINCIPAL SHAREHOLDERS

         As of the date hereof, except as disclosed in a document referring specifically to the relevant subsections of this Article V which is delivered by ISG to HomeSeekers prior to execution of this Agreement (the "ISG Disclosure Schedule"), ISG and the Principal Shareholders hereby jointly and severally represent and warrant to HomeSeekers and Subsidiary as follows:

         5.1 Corporate Organization. ISG is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. ISG is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its business or operations or ownership of its property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other),

Agreement and Plan of Merger
April 3, 2000
Page -8-

business, properties, prospects (as currently contemplated), net worth or results of operations of ISG taken as a whole (collectively, "ISG's Business"). The minute book of ISG, as made available to HomeSeekers, contain complete and accurate records of all corporate action taken by ISG since its date of incorporation. ISG has no direct or indirect interest in or loans to any partnership, corporation, joint venture, business association or other entity which in the aggregate exceed $10,000. ISG has delivered to HomeSeekers complete and correct copies of the Articles of Incorporation and Bylaws (and other organizational or charter documents) of ISG, as amended to the date hereof. ISG has never had any "Subsidiary," as that term is defined in Rule 1.01 in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         5.2 Capital Structure. The authorized capital stock of ISG consists of one million five hundred (1,500,000) shares of Common Stock, par value $.01 per share ("ISG Common Stock"). Each shareholder is the owner of the number of shares of ISG Common Stock set forth opposite his or her name in the preamble. Upon execution of this Agreement on the date hereof by ISG, there were outstanding Nine Hundred Six Thousand One Hundred Thirty-Seven (906,137) shares of ISG Common Stock. ISG has provided HomeSeekers and its legal counsel with a complete and accurate list of (a) all issuances of Capital Stock by ISG, (b) the names and addresses of all holders of ISG Capital Stock, together with the number and type of shares held by each holder. ISG is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may subsequently be issued. There are no agreements or understandings to which ISG is a party, or any other agreements or understandings, with respect to the transfer or voting of shares of the ISG Capital Stock. As of the date of this Agreement, there are no outstanding options or warrants to purchase any ISG Common Stock. Since December 31, 1999, no dividends, loans, or other distributions to any of the ISG Shareholders have been declared or executed.

         5.3 No Other Agreements to Sell Assets, Merge, Etc. ISG has no legal obligation, absolute or contingent, to any person or firm to sell assets other than in the ordinary course of business or to effect any merger, consolidation or reorganization of ISG or to enter into any agreement with respect thereto.

         5.4 Authorization; Execution and Delivery. ISG has all requisite corporate power and authority (a) to execute and deliver this Agreement, and the agreements attached as exhibits hereto to which ISG is a party (the "ISG Ancillary Agreements"), (b) subject to the approval of this Agreement by the holders of a majority of the outstanding shares of ISG Common Stock, to perform its obligations under this Agreement, and the ISG Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and ISG Ancillary Agreements by ISG and the consummation by ISG of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of ISG, and its shareholders. This Agreement has been duly executed and delivered by ISG and the Principal Shareholders, and constitutes the

Agreement and Plan of Merger
April 3, 2000
Page -9-

legal, valid and binding obligation of ISG and the Principal Shareholders, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. The Board of Directors of ISG has unanimously determined that it is advisable and in the best interest of the ISG Shareholders for ISG to enter into a strategic business combination with HomeSeekers and Subsidiary upon the terms and subject to the conditions of this Agreement.

         5.5 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority ("Governmental Entity") is required on the part of ISG in order (a) to permit ISG to perform its obligations under this Agreement or (b) to prevent the termination of any right, privilege, license or agreement of ISG or to prevent any loss to ISG's Business, by reason of the transactions contemplated by this Agreement, except for the filing of Articles of Merger with the Colorado Secretary of State.

         5.6 No Conflict. Neither the execution, delivery and performance of this Agreement, or the ISG Ancillary Agreements by ISG nor the consummation by ISG of the transactions contemplated hereby and thereby, will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of ISG's Articles of Incorporation or Bylaws (or other organizational or charter documents), (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to ISG's Business, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which ISG or any of its assets may be subject, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of ISG, (e) adversely affect any franchise, license, permit or other governmental approval which is material to ISG's Business or is necessary to enable ISG to carry on its business as presently conducted or is required of any employee or agent of ISG to enable such person to carry out such person's duties on behalf of ISG, or
(f) require the consent of any third party.

         5.7      Financial Statements; Absence of Undisclosed Liabilities.

                  (a) ISG has furnished HomeSeekers with ISG's balance sheets as of December 31, 1997, 1998, and 1999, and the related statements of operations, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1999, together with the notes thereto and the related reports of its independent public accountants, and the unaudited balance sheet and related statements of operations, cash flows and changes in shareholders' equity for the period ended February 29, 2000 (collectively, the "ISG Financial Statements"). The ISG Financial Statements, including the notes thereto, (i) are in

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Agreement and Plan of Merger
April 3, 2000
Page -10-

accordance with the respective books of ISG; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (iii) present fairly the financial position of ISG as of the respective dates thereof and the results of operations and cash flows of ISG for the respective periods indicated therein; and (iv) do not reflect any material items of nonrecurring income except as stated therein. During the three-year period ended December 31, 1999, there has been no change in ISG's accounting principles, methods or policies, except as described in the notes to ISG Financial Statements.

                  (b) ISG has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which were not disclosed or provided for in ISG Financial Statements or the notes thereto other than obligations not required to be disclosed or provided for under generally accepted accounting principles and liabilities incurred since March
31. 2000, which are not individually or in the aggregate, material to ISG's Business. All reserves set forth on ISG Financial Statements or the notes thereto were adequate. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) which were not adequately provided for in ISG Financial Statements or reflected in the notes thereto.

                  (c) The accounts receivable of ISG shown on the ISG Financial Statements at February 29, 2000 are collectible in the ordinary and usual course of business, and are not subject to any material defense or right of set-off that may be asserted or any material claim of set-off that may be made, other than as reflected in the allowance for doubtful accounts shown on the balance sheet contained in the ISG Financial Statements at February 29, 2000. The reserve for doubtful accounts is adequate, and the values at which accounts receivable are carried on such February 29, 2000 balance sheet reflect the policies of ISG consistent with ISG's past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.

                  (d) ISG makes and keeps accurate books and records reflecting in all material respects its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded to permit preparation of ISG's financial statements and to maintain accountability in all material respects for the assets of ISG, (iii) access to the assets of ISG is permitted only in accordance with management's authorization, and (iv) the recorded accountability of the assets of ISG is compared with existing assets at reasonable intervals.

         5.8 Absence of Changes. Since February 29, 2000 (a) there has been no material adverse change in ISG's Business or any development known to ISG that is reasonably expected to cause a material adverse change in ISG's Business; (b) there has been no damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any assets material to ISG's Business; (c) there has been no change by ISG in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (d) there has been no revaluation by ISG of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

Agreement and Plan of Merger
April 3, 2000
Page -11-

(e) ISG has conducted its business only in the ordinary course consistent with past practice; and (f) no event described in Section 6.2 or Section 6.3 hereof has occurred.

         5.9 Contracts and Commitments.

                  (a) Except as set forth in the ISG Disclosure Schedule, ISG is not a party or subject to:

         (i) Any employment contract or arrangement, written or oral, providing for future compensation with any officer, consultant, director or employee which is not terminable by it on thirty (30) days' notice or less without penalty or obligation to make payments related to such termination, other than (A) (in the case of employees other than executive officers) such severance agreements as are not different from standard arrangements offered to employees generally in the ordinary course of business consistent with ISG's past practices, a description of which is set forth in the ISG Disclosure Schedule and (B) such agreements as may be imposed or implied by law;

         (ii) Any plans, contracts or arrangements, written or oral, which collectively require aggregate payments by ISG in excess of $10,000 for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

         (iii) Any joint marketing, joint development or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

         (iv) Any existing OEM agreement, distribution agreement, volume purchase agreement, or other similar agreement in which the annual amount involved in 1999 exceeded, or is expected to exceed in 2000 or any subsequent year, $10,000 or pursuant to which ISG has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or territory;

         (v) Any lease for real or personal property pursuant to which the amount of payments which ISG is required to make on an annual basis exceeds $10,000;

         (vi) Any agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Merger Agreement or any ISG Ancillary Agreement, the closing of the Merger, or the consummation of the transactions contemplated hereby or thereby;

         (vii) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness in excess of $10,000 incurred in the acquisition of companies or other entities or indebtedness in excess of $10,000 for borrowed

Agreement and Plan of Merger
April 3, 2000
Page -12-

money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, indemnification or otherwise;

         (viii) Any license agreement, either as licensor or licensee, except licenses granted to customers in the ordinary course of business;

         (ix) Any contract containing covenants purporting to limit ISG's freedom to compete in any line of business or in any geographic area or with any third party;

         (x) Any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $10,000; or

         (xi) Any other agreement, contract or commitment which is material to ISG's Business.

                  (b) Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment is listed in the ISG Disclosure Schedule, and is valid and binding on ISG, and is in full force and effect, and neither ISG nor any other party thereto, has breached any material provision of, or is in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

                  (c) None of the 20 largest customers of ISG during the twelve month period ended February 29, 2000 (determined on the basis of both revenues and bookings during such period) has reduced or terminated, or has notified ISG in writing that it intends to reduce or terminate, the amount of its business with ISG.

                  (d) There is no agreement, judgment, injunction, order or decree binding upon ISG which has or could reasonably be expected to have the effect of prohibiting or impairing any material current business practice of ISG, any acquisition of material property by ISG or the conduct of business by ISG as currently conducted or as proposed to be conducted by ISG.

         5.10 Legal Proceedings. ISG is not in violation of, and has not received any notice of any violation of (a) any applicable statute, law, regulation, ordinance, writ, injunction, order, judgment or decree, the effect of which violation could, individually or in the aggregate, be materially adverse to ISG's Business, or (b) any provision of the Articles of Incorporation or Bylaws (or other organizational or charter document) of ISG. There is no order, writ, injunction, judgment or decree outstanding, and no legal, administrative, arbitration or other proceeding, action, suit or governmental investigation or inquiry against or relating to ISG or its assets or business ("ISG Legal Proceedings") pending or threatened and there are no claims (including unasserted claims as to which there has been a manifestation by a potential claimant of an awareness of such claim or it is considered probable that a claim will be asserted and there is a

Agreement and Plan of Merger
April 3, 2000
Page -13-


reasonable possibility that the outcome will be unfavorable, all as such terms are used in Statement of Financial Accounting Standards No. 5), against or relating to ISG or its assets or business, which pending or threatened ISG Legal Proceedings or claims would reasonably be expected to have, individually or in the aggregate, a material adverse effect on ISG's Business. There is no ISG Legal Proceeding which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. There are no existing liabilities that require ISG to indemnify its officers and directors for acts or omissions by such persons or existing agreements to provide indemnification for such liabilities. The ISG Disclosure Schedule sets forth with respect to each ISG Legal Proceeding, to the extent that the aggregate remedies or damages claimed for each such complaint are unspecified, involve specific performance or injunctive relief or exceed $10,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.

         5.11 ERISA Matters.

                  (a) The ISG Disclosure Schedule lists, with respect to ISG, and any trade or business (whether or not incorporated) which is treated as a single employer with ISG (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $5,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of ISG and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of ISG of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of ISG (together, the "ISG Employee Plans").

                  (b) ISG has furnished to HomeSeekers a copy of each of the ISG Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each ISG Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any ISG Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination

Agreement and Plan of Merger
April 3, 2000
Page -14-

letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. ISG has also furnished HomeSeekers with the most recent Internal Revenue Service determination letter issued with respect to each such ISG Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any ISG Employee Plan subject to Code Section 401(a).

                  (c) (i) None of the ISG Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any ISG Employee Plan, which could reasonably be expected to have, in the aggregate, a Material adverse effect; (iii) each ISG Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material adverse effect, and ISG and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the ISG Employee Plans; (iv) ISG is not subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the ISG Employee Plans; (v) all material contributions required to be made by ISG or any ERISA Affiliate to any ISG Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each ISG Employee Plan for the current plan years; (vi) with respect to each ISG Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no ISG Employee Plan is covered by, and neither ISG nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each ISG Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, ISG has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such ISG Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or is threatened, against or with respect to any such ISG Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither ISG nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi employer plan" as defined in Section 3(37) of ERISA.

                  (d) With respect to each ISG Employee Plan, ISG has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget

Agreement and Plan of Merger
April 3, 2000
Page -15-


Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and
(ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material adverse effect.

                  (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of ISG or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by ISG or any ERISA Affiliate relating to, or change in participation or coverage under, any ISG Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in ISG's financial statements.

         5.12 Taxes.

                  (a) For purposes of this 5.12 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                           (i) The term "Taxes" shall mean all taxes, however
denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (A) or (B) as a result of any obligation to indemnify another person.

                           (ii) The term "Returns" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Agreement and Plan of Merger
April 3, 2000
Page -16-


                           (iii) The term "Code" shall mean the Internal Revenue
Code of 1986, as amended.

                  (b) All Returns required to be filed by or on behalf of ISG have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of ISG under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by ISG with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. ISG has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of ISG with respect to Taxes, other than liens for Taxes not yet due and payable. ISG has not at any time been a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired. The amount of ISG's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of ISG has been incurred (or prior to Closing will be incurred) since the date of the Financial Statements other than in the ordinary course of business.

                  (c) ISG has made available to HomeSeekers true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of ISG relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including ISG that have been filed for all periods ending on and after February 29, 2000. The ISG Disclosure Schedule sets forth a list of all of the Returns referred to in clause (ii). ISG does not do business in or derive income from any state other than states for which Returns have been duly filed and made available to Purchaser.

                  (d) The Returns of ISG have never been audited by a government or taxing authority, nor is any such audit in process, threatened or pending (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of ISG, and ISG has not received notice (either in writing or verbally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid.

Agreement and Plan of Merger
April 3, 2000
Page -17-

ISG is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against ISG, or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of ISG. ISG has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                  (e) ISG is not (and has never been) a party to any tax sharing agreement.

                  (f) ISG is not a "consenting corporation" under Section 341(f) of the Code. ISG has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to ISG pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. ISG has not agreed to, nor is it required to make, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and ISG will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date. ISG is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

         5.13 Intellectual Property. ISG has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business as of the date hereof, including, without limitation, ISG's Formulator electronic forms software product, ISG's Client Manager product, the domain names "FORMULATOR.COM," HOMEALLIES.COM," "HOMEALLIES.NET," "HOMEALLIES.ORG," and "INFOSOLUTIONSINC.COM," the names "Information Solutions Group" and "Formulator, and the right to use under licenses the real estate forms marketed and distributed by ISG (the "Intellectual Property"). The conduct of the business of ISG as presently conducted and present use and exploitation of the Intellectual Property, without regard to location within the United States, does not infringe or misappropriate any rights held or asserted by any Person and, to the knowledge of the Principal Shareholders, no Person is infringing on any Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or the like claim, action or proceeding. The Principal Shareholders covenant that they will provide HomeSeekers all pertinent information within their control and otherwise assist HomeSeekers in preparing and

Agreement and Plan of Merger
April 3, 2000
Page -18-

filing all trademark, copyright, and other intellectual property registration applications necessary to protect the Surviving Corporation's ownership interest in the Intellectual Property.

         5.14 Environmental Matters.

                  The operations of ISG comply in all material respects with all federal, state and local environmental, health and safety laws, statutes and regulations. The operations of ISG are not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environment, health or safety law, statute or regulation. The operations of ISG are not the subject of any federal or state investigation pursuant to which ISG has been ordered to respond to a release of any hazardous or toxic waste, substance or constituent or other substance, into the environment in violation of law. ISG has not filed any notice under federal or state law indicating past or present treatment, storage or disposal requiring a Part B permit or designation of "interim status" as defined under 40 C.F.R. Parts 260-270 or any state equivalent of a hazardous or toxic waste as defined therein or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance, into the environment except in accordance with applicable law. ISG has not released, as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss.9601 et seq.), any hazardous substance as defined therein into the environment. None of the operations of ISG involve the generation, transportation, treatment or disposal as defined under 40 C.F.R. Parts 260-270 or any state equivalent of hazardous waste as defined therein requiring a Part B permit or designation of "interim status." No underground storage tanks or surface impoundments are on the premises of ISG. No lien in favor of any Governmental Entity for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Entity in response to a release of a hazardous or toxic waste, substance or constituent or other substance, into the environment has been filed or attached to the premises currently owned by ISG. All material permits necessary for the continued conduct of the business of ISG or the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation or removal of any hazardous or toxic waste, substance or constituent or other substance have been obtained by ISG. All such permits are valid and in full force and effect and will survive the Closing without modification. ISG has complied in all material respects with all covenants and conditions of any permits and no circumstances exist which could cause any permit to be revoked, modified or rendered non-renewable upon the payment of the permit fee or which could impose upon HomeSeekers or the Surviving Corporation the obligation to obtain any additional permits. ISG has not exposed any persons in a material manner to, nor received notice of any claim of injury due to exposure of any person to, hazardous materials manufactured, stored, used, distributed, disposed of, released or controlled by ISG. No hazardous materials are present on any property which has been owned, leased or occupied by ISG for the conduct of its business in violation of any federal, state or local law and which could result in a material financial liability to ISG. No claim, complaint, or administrative proceeding has been brought or is currently pending against ISG relating to any liability of ISG existing or threatened with respect to hazardous or toxic waste, substances or constituents or other

Agreement and Plan of Merger
April 3, 2000
Page -19-


substances or as to the investigation or remediation of hazardous or toxic waste, substances or constituents or other substances.

         As used herein "federal, state and local environmental, health and safety laws, statutes or regulations" means any and all laws, rules, regulations, orders, treaties, statutes and codes promulgated by any local, state, federal or international Governmental Entity or agency which has jurisdiction over any portion of the current operations of ISG, which prohibits, regulates or controls any hazardous material or the transportation, storage, transfer, recycling, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of hazardous materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss.9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C.ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C.ss.2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C.ss.651 et seq.), as these laws have been amended or supplemented to date and any analogous state or local statutes and the regulations promulgated to date pursuant thereto.

         As used herein, "hazardous or toxic waste, substance or constituent or other substance" means those substances which are regulated by or form the basis of liability under any federal, state and local environmental, health and safety laws, statutes or regulations because they are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation: (a) asbestos, (b) oil and petroleum products, (c) explosives, (d) radioactive substances, pollutants or wastes, (e) urea formaldehyde-containing building materials, (f) polychlorinated biphenyls, (g) radon gas, and (h) ultra-hazardous or toxic substances, pollutants or wastes.

         5.15 Certain Agreements. Neither the execution and delivery of this Agreement and the ISG Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of ISG, under any Plan or otherwise, (b) increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         5.16 Interests of Officers and Directors. No officer or director of ISG or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to ISG any goods, property, technology or intellectual or other property rights or services; (b) any contract or agreement to which ISG is a party or by which it may be bound or affected; or (c) any property, real or personal, tangible or intangible, used in or pertaining to ISG's Business, including any interest in the ISG Intellectual Property Rights.

Agreement and Plan of Merger
April 3, 2000
Page -20-


         5.17 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon ISG which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of ISG, any acquisition of property by ISG or the conduct of business by ISG as currently conducted or as currently proposed to be conducted by ISG.

         5.18 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment. The ISG Disclosure Schedule lists all facilities occupied by ISG, and indicates the nature of ISG's interest in such facilities. ISG has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances. The equipment owned or leased by ISG is, taken as a whole, (i) adequate for the conduct of the business of ISG consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any defects, except, with respect to clauses (ii) through (vi) above, as would not have been a material adverse effect on ISG's Business.

         5.19 Regulatory Matters; Governmental Licenses; Compliance with Laws. ISG has obtained all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state or local and foreign, laws, ordinances, governmental rules or regulations applicable to ISG and its business, including but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of ISG's products (including proposed products) and certification of its facilities. ISG is in compliance with all federal, state or local and foreign, laws, ordinances, governmental rules or regulations applicable to its business and has no reason to believe that any of its consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate its business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which ISG is a party or pending or threatened relating to the operation of ISG's business and its compliance with applicable federal, state, local or foreign laws, ordinances, governmental rules or regulations.

         5.20 Labor Matters.

                  (a) ISG is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. ISG has complied in all material aspects with all applicable provisions of COBRA and has no material obligations with

Agreement and Plan of Merger
April 3, 2000
Page -21-


respect to any former employees or qualifying beneficiaries thereunder. ISG has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which ISG is a party or involving ISG, and there is neither pending nor threatened any investigation or hearing concerning ISG arising out of or based upon any such laws, regulations or practices. Except as is not material to ISG's Business, ISG has not given to or received from, or anticipates giving to or receiving from, any employee of ISG notice of termination of employment. The ISG Disclosure Schedule sets forth the terms pursuant to which all amounts may be payable (whether currently or in the future) to current or former officers, directors, or employees of ISG as a result of or in connection with the Merger.

                  (b) ISG is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. ISG has not experienced any attempt by organized labor or its representatives to make ISG conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of ISG. There is no labor strike or labor disturbance pending or threatened against ISG nor is any grievance currently being asserted. ISG nor has not experienced a work stoppage or other labor difficulty.

         5.21 Questionable Payments. Neither ISG nor any director, officer, agent or other employee of ISG, has: (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of ISG; or (b) made any political contributions which would not be lawful under the laws of the United States or the foreign country in which such payments were made. Neither ISG nor any director, officer, agent or other employee of ISG has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of ISG or with respect to any political contribution.

         5.22 Insurance. The ISG Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by ISG. ISG is not in default under any of such policies or binders, and ISG has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to ISG upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. All policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Date.

Agreement and Plan of Merger
April 3, 2000
Page -22-


         5.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, except Clareity Consulting of Oklahoma, which shall look solely to the Principal Shareholders for compensation. No marketing fee or other compensation is owed to ProForma West, Ltd., LLC as a result of this Agreement or the transactions contemplated herein.

         5.24 Vote Required. The affirmative votes of the holders of a majority of the outstanding shares of ISG Common Stock are the only votes of the holders of any class or series of ISG Stock necessary to approve this Agreement and the Merger.

         5.25 Investment Representations.

                  (a) Each ISG Shareholder is knowledgeable regarding HomeSeekers's business affairs and financial condition, and has acquired sufficient information about HomeSeekers to reach an informed and knowledgeable decision to acquire the HomeSeekers Shares. The ISG Shareholder is acquiring the HomeSeekers Shares for his or her own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act.

                  (b) Each ISG Shareholder understands that the HomeSeekers Shares have not been registered under the Securities Act or in any state in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the ISG Shareholder's investment intent as expressed herein.

                  (c) By reason of Each ISG Shareholder's business or financial experience or the business or financial experience of the ISG Shareholder's professional advisors who are unaffiliated with HomeSeekers, the ISG Shareholder has the capacity to protect his or her own interests in the acquisition of the HomeSeekers Shares.

                  (d) Each ISG Shareholder understands that the HomeSeekers Shares will constitute "restricted securities" under Rule 144 promulgated under the Securities Act, and that the Shareholder's ability to resell the HomeSeekers Shares (subject to the registration rights under Article XI below) will be limited accordingly.

         5.26 Disclosure. No representation or warranty made by the Principal Shareholders in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by ISG or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a material adverse

Agreement and Plan of Merger
April 3, 2000
Page -23-


effect on ISG's Business that has not been set forth in this Agreement or in the ISG Disclosure Schedule. ISG has provided copies to HomeSeekers of all documents and information requested by HomeSeekers pursuant to HomeSeekers's diligence requests.

                                   ARTICLE VI

                                COVENANTS OF ISG

         6.1 Regular Course of Business. Except as otherwise consented to in writing by HomeSeekers, prior to the Effective Date ISG shall conduct its respective business in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact its business organizations, keep available the services of its officers and employees and maintain positive relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with ISG. ISG shall promptly notify HomeSeekers of any event or occurrence not in the ordinary course of business and will not enter into or amend any agreement or take any action which reasonably could be expected to have a material adverse effect on ISG's Business.

         6.2 Restricted Activities and Transactions. Except as provided herein or as otherwise consented to in writing by HomeSeekers, prior to the Effective Date, ISG will not:

                  (a) propose, adopt or permit an amendment of ISG's Articles of Incorporation or ISG's Bylaws;

                  (b) issue, sell, encumber or deliver, or agree to issue, sell, encumber or deliver, any shares of any class of capital stock of ISG or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities or authorize or propose any change in its equity capitalization;

                  (c) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock,

                  (d) mortgage or pledge any of its assets, tangible or intangible;

                  (e) (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights (except for (A) dispositions of obsolete or

Agreement and Plan of Merger
April 3, 2000
Page -24-


worthless assets, (B) sales of immaterial assets not in excess of $10,000 in the aggregate and (C) leases of equipment in the ordinary course of business pursuant to commitments as set forth in the ISG Disclosure Schedule), or (iv) make or permit any material amendments or termination of any material contract, agreement, license or other right to which it is a party;

                  (f) grant any increase in compensation to any employee or director (except for annual increases in salary or wages of, and bonus grants made to, employees in the ordinary course of business consistent with past practice, which increases or grants have been consented to in writing by HomeSeekers and have been listed in the ISG Disclosure Schedule), or amend in any respect the terms of any Plan or adopt any new Plan or similar arrangements or agreements (except in each case as specifically provided in this Agreement or as required by law), or enter into or amend any employment, severance or similar arrangement;

                  (g) accelerate, amend or change the period of exercisability of any rights to purchase securities of ISG or change the vesting period of any restricted stock of ISG or authorize cash payments in exchange for any outstanding ISG Options;

                  (h) hire any management personnel or terminate any employee of ISG, except in the ordinary course of business involving a person with an annual salary of less than $24,000 and only (in the case of a new hire) pursuant to an at-will arrangement without any severance benefits;

                  (i) acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or incorporate or form, or cause to be incorporated or formed, any corporation, association, joint venture, partnership, business trust or other business entity, or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the ISG Business;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the ISG Financial Statements;

                  (k) except in the ordinary course of business, enter into or agree to enter into any transaction material to ISG's Business;

                  (l) transfer or license to any person or entity, or otherwise extend, amend or modify, any rights to the ISG Intellectual Property Rights;

Agreement and Plan of Merger
April 3, 2000
Page -25-


                  (m) enter into or amend any agreements pursuant to which any other party is granted most favored customer status or exclusive marketing, distribution or other similar rights with respect to any products of ISG;

                  (n) violate, amend or otherwise modify the material terms of any of the contracts set forth on the ISG Disclosure Schedule;

                  (o) commence a lawsuit other than for the routine collection of bills or to enforce ISG's rights under this Agreement, or settle a lawsuit;

                  (p) change the accounting methods or practices followed by ISG, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles, make or change any material Tax election, adopt or change any Tax accounting method, file any material Return or any amendment to a material Return (other than as required and in accordance with Section 6.5), enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, without the prior consent of HomeSeekers, which consent will not be unreasonably withheld (for purposes of this covenant a "material" Tax Return, closing agreement, Tax claim or assessment shall mean a Tax liability with respect to each such item in excess of $10,000);

                  (q) take any action that would result in any of the representations and warranties of ISG set forth in this Agreement becoming untrue;

                  (r) make any changes in its investment portfolio other than the reinvestment of the proceeds of maturing, redeemed or prepaid securities, obligations or other investments into United States Treasury securities maturing ninety (90) days or less from the date of investment;

                  (s) allow or permit to be done any act by which any of its insurance policies may be suspended, impaired or canceled;

                  (t) fail to comply in any material respect with all laws applicable to it; or

                  (u) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         6.3 Dividends and Distributions; Repurchases. Except as otherwise consented to in writing by HomeSeekers prior to the Effective Date, ISG will not declare or pay any dividend on its capital stock in cash, stock or property, and will not redeem, repurchase or otherwise acquire any shares, or rights to acquire shares, of its capital stock.

Agreement and Plan of Merger
April 3, 2000
Page -26-


         6.4 No Default or Violation. Except as otherwise consented to in writing by HomeSeekers, prior to the Effective Date, ISG will use its best efforts not to (a) violate, or commit a breach of or a default under, any contract, agreement, lease, license, mortgage or commitment to which it is a party or to which any of its assets may be subject or (b) violate any statute, regulation, ordinance, writ, injunction, order, judgment or decree, or any other requirement of any governmental body or court, applicable to its assets or business, the effect of which in any such case in clauses (a) or (b) would be materially adverse to ISG's Business.

         6.5 Taxes; Consent. ISG shall prepare and timely file all Returns and amendments thereto required to be filed by it on or before the Closing Date, except that it is understood and agreed that ISG has filed for extensions on its income tax returns for the year 1999. HomeSeekers shall have a reasonable opportunity to review all Returns and amendments thereto and to approve such Returns (which approval shall not be unreasonably withheld). ISG shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of ISG or any shareholder; and (b) ISG shall have set aside on its books adequate reserves for such Taxes. Between the date of this Agreement and the Closing Date, ISG shall give HomeSeekers and its authorized representatives full access to all properties, books, records and Returns of or relating to ISG, whether in possession of ISG or third-party professional advisors or representatives in order that HomeSeekers may have full opportunity to make such investigations as it shall desire to make of the affairs of ISG. ISG shall ensure that all third-party advisors and representatives of ISG, including without limitation accountants and attorneys, fully cooperate and be available to HomeSeekers in connection with such investigation. ISG shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to ISG and shall ensure that any such agreements are of no further force or effect as to ISG on and after the Closing Date.

         6.6 Advice of Changes. ISG will promptly advise HomeSeekers in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of ISG contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate or (b) any material adverse change in ISG's Business.

         6.7 Negotiation With Others. From and after the date of this Agreement until the earlier of the Effective Date or the termination of this Agreement in accordance with its terms, ISG shall not, directly or indirectly, (a) solicit, initiate discussions or engage in negotiations with any person (whether such negotiations are initiated by ISG or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than HomeSeekers, relating to the possible acquisition of ISG (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such

Agreement and Plan of Merger
April 3, 2000
Page -27-


efforts by any such person, including without limitation a firm proposal to make such an acquisition, to be referred to as an "Acquisition Proposal"), (b) provide information with respect to ISG to any person, other than HomeSeekers, relating to a possible Acquisition Proposal by any person, other than HomeSeekers, (c) enter into an agreement with any person, other than HomeSeekers, providing for a possible Acquisition Proposal, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person other than by HomeSeekers. In addition, ISG agrees to immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to the foregoing.

         6.8 Acquisition Proposals. ISG will provide HomeSeekers with immediate notice of any inquiry or offer ISG receives from or on behalf of any third party of the type referred to in Section 6.7 hereof, including in such notice the identity of the third party and a complete description of any such inquiry or offer, and will provide HomeSeekers with immediate notice if ISG provides or furnishes any information to any third party relating to a possible Acquisition Proposal.

         6.9 Consents, Approvals and Filings. ISG will use its best efforts to comply as promptly as practicable with the governmental requirements specified in Section 5.5 hereof and to obtain on or before the Closing all necessary approvals, authorizations, consents, licenses, clearances or orders of Governmental Entities referred to in such section or of other persons referred to in Section 5.6 or the ISG Disclosure Schedule.

         6.10 Access to Records and Properties. HomeSeekers may, prior to the Effective Date, through its employees, agents and representatives, continue to conduct or cause to be conducted a detailed review of the business, financial condition, properties, assets, books and records of ISG. ISG agrees to assist HomeSeekers in conducting such review and investigation and will provide, and will cause its independent public accountants to provide (subject to HomeSeekers's agreement to any hold-harmless or indemnity reasonably required by such independent public accountants), HomeSeekers and its employees, agents and representatives full access to, and complete information concerning all aspects of the business of ISG, including its books, records (including Returns filed or in preparation), personnel and premises, the audit work papers and other records relating to ISG of its independent public accountants. Neither any investigation by HomeSeekers nor the receipt by HomeSeekers of any data or information from ISG, its independent public accountants and other representatives or advisors will affect the right of HomeSeekers or Subsidiary to rely on the representations, warranties or covenants of ISG or the right of HomeSeekers to terminate this Agreement as provided in Section 13.1 hereof.

                                   ARTICLE VII

                 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

Agreement and Plan of Merger
April 3, 2000
Page -28-


         7.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles VIII and IX. The Principal Shareholders shall cause ISG to comply with all of the covenants of ISG under this Agreement.

         7.2 Termination of Bonus Arrangements. Other than the accrued 1999 bonuses set forth in section 5.9 of the ISG Disclosure Schedule, prior to the Closing, all existing bonus plans or incentive compensation arrangements between ISG and its employees shall have been canceled as they apply to any of the Principal Shareholders.

         7.3 Trading in HomeSeekers Common Stock. Except as otherwise expressly consented to by HomeSeekers, from the date of this Agreement until the Effective Date, neither ISG, the ISG Shareholders, nor any of ISG's Affiliates will directly or indirectly purchase or sell (including short sales) any shares of HomeSeekers Common Stock in any transactions effected on Nasdaq or otherwise.

         7.4 Indebtedness. The Principal Shareholders and ISG covenant and agree that the aggregate book amount of the total liabilities of ISG, including indebtedness for borrowed money, calculated in accordance with GAAP, but not including deferred revenue (the "ISG Indebtedness"), shall not exceed Five Hundred Seventy-Five Thousand Five Hundred Forty-One Dollars ($575,541) on the Closing Date as set forth on the ISG Disclosure Schedule. If the ISG Indebtedness on the Closing Date exceeds Five Hundred Seventy-Five Thousand Five Hundred Forty-One Dollars ($575,541), then HomeSeekers shall be entitled to such excess as Indemnifiable Damages or such excess shall, if known on the Closing Date, be deducted from the Purchase Price.

         7.5 Approval of Shareholders. The Principal Shareholders represent and warrant that, by virtue of the Unanimous Consent of ISG's shareholders attached hereto as Exhibit 7.5, the ISG Shareholders have unanimously approved of the execution and closing of this Agreement and of the merger and other transactions contemplated herein.

         7.6 Releases. With the exception of accrued 1999 bonuses and accrued vacation set forth in the ISG Disclosure Schedule, the Principal Shareholders hereby release and discharge HomeSeekers, Subsidiary, each of their officers and directors, and ISG from, and agree and covenant that in no event will the Principal Shareholders commence any litigation or other legal or administrative proceeding against, HomeSeekers, Subsidiary, each of their officers and directors, or ISG, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, other than claims or demands arising out of this Agreement or the transactions contemplated by this Agreement. HomeSeekers and Subsidiary hereby release and discharge the

Agreement and Plan of Merger
April 3, 2000
Page -29-


ISG Shareholders from, and agree and covenant that in no event will HomeSeekers or Sub commence any litigation or other legal or administrative proceeding against, the ISG Shareholders, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, other than claims or demands arising out of this Agreement or the transactions contemplated by this Agreement.

         7.7 Management of the Surviving Corporation. HomeSeekers covenants to manage the Surviving Corporation in a responsible manner consistent with a mutually agreed-upon business plan for calendar year 2000. Pursuant to the mutually agreed-upon business plan for calendar year 2000, HomeSeekers will infuse Two Hundred Thousand Dollars ($200,000) of capital into the Surviving Corporation for advertising, marketing and equipment expenditures over the course of calendar year 2000. The schedule for such capital infusion, and the revenue recovery therefore shall be subject to the mutually agreed 2000 business plan. HomeSeekers will act in good faith and fair dealing with respect to the contingent payment set forth in Section 2.3 of this Agreement. HomeSeekers will not seek to avoid payment of the contingent payment set forth in Section 2.3 through management decisions that have no business justification other than to avoid payment of the contingent payment set forth in Section 2.3. HomeSeekers will consult with the Principal Shareholders, without being required to obtain the consent of the Principal Shareholders, regarding management decisions directly affecting the contingent payment set forth in Section 2.3 of this Agreement

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF HOMESEEKERS

         The obligations of HomeSeekers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by HomeSeekers.

         8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Principal Shareholders and ISG contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Principal Shareholders and ISG shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, including the obligations set forth in Article VII herein. The Principal Shareholders and ISG shall have delivered to HomeSeekers a certificate, dated as of the Closing Date, duly signed, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

Agreement and Plan of Merger
April 3, 2000
Page -30-


         8.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change of ISG or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the service, or products of ISG or ISG's Business, and (iii) no ISG Assets shall have been damaged by fire, flood, casualty, riot or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to HomeSeekers a certificate to that effect, dated as of the Closing Date and signed by the Seller.

         8.3 Corporate Certificate. ISG shall have delivered to HomeSeekers (i) copies of the Charter Documents as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its Board of Directors and the ISG Shareholders authorizing the transactions contemplated by this Agreement, (iii) written resignations of ISG's officers and Board of Directors and (iv) a certificate of good standing issued by the Secretary of State of the State of ISG's incorporation as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) as of the Closing Date by the Secretary of ISG as being true, correct and complete.

         8.4 Consents. ISG and the Principal Shareholders shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of ISG and the Principal Shareholders from any person from whom such consent or waiver is required under any Contract to which the Principal Shareholders, ISG or ISG's assets are bound as of a date not more than ten (10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law.

         8.5 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of HomeSeekers, makes it inadvisable to proceed with the transactions contemplated hereby.

         8.6 Due Diligence Review. HomeSeekers shall have completed their due diligence review of ISG, ISG's assets and the business pursuant to Section 6.10, and shall be satisfied with the results of such review and assessment.

         8.7 Employment Agreement. Messrs. Appel, Wostenberg, Ziegler, and O'Day shall have entered into the Employment Agreements in the forms attached hereto as Exhibit 8.7.

         8.8 Lien Releases. All Liens encumbering or otherwise affecting ISG's Business or ISG's assets, except for the UCC-1 Financing Statement filed by Intertel and property taxes not yet due and payable, shall have been released in form and substance acceptable to HomeSeekers.

Agreement and Plan of Merger
April 3, 2000
Page -31-


         8.9 Opinion of Counsel. HomeSeekers shall have received an opinion dated as of the Closing Date, from counsel to ISG and the Principal Shareholders in form and substance acceptable to HomeSeekers.

         8.10 Registration Rights Agreement. The ISG Shareholders shall have executed a Registration Rights Agreement in the form attached hereto as Exhibit 8.10.

         8.11 Securities Laws. HomeSeekers shall have received all necessary consents and otherwise complied with any securities laws applicable to the issuance of HomeSeekers Shares in connection with the transactions contemplated hereby.

                                   ARTICLE IX

                                CONDITIONS TO THE

                OBLIGATIONS OF ISG AND THE PRINCIPAL SHAREHOLDERS

         The obligations of ISG and the Principal Shareholders to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Principal Shareholders:

         9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of HomeSeekers and Subsidiary contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. HomeSeekers and Subsidiary shall have performed and complied in all material respects with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. HomeSeekers and Subsidiary shall have delivered to the Principal Shareholders certificates, dated as of the Closing Date, and signed by executive officers thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

         9.2 Consideration and Deposits. At the Closing, HomeSeekers shall have instructed its transfer agent to convert the ISG shares into HomeSeekers Shares in accordance with Section 2.1 of this Agreement.

         9.3 Employment Agreement. HomeSeekers shall have caused Messrs. Appel, Wostenberg, Ziegler, and O'Day to enter into the Employment Agreements in the forms attached hereto as Exhibit 8.7.

Agreement and Plan of Merger
April 3, 2000
Page -32-


         9.4 Unanimous Consent. HomeSeekers shall have delivered to the Principal Shareholders a copy of a unanimous consent adopted by the Boards of Directors of HomeSeekers and Subsidiary authorizing the transactions contemplated by this Agreement.

         9.5 Opinion of Counsel. ISG shall have received an opinion dated as of the Closing Date, from counsel to HomeSeekers in form and substance acceptable to ISG, which will not include any opinion whatsoever regarding taxation to ISG and/or the Principal Shareholders under the Code.

         9.6 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of ISG and the Principal Shareholders, makes it inadvisable to proceed with the transactions contemplated hereby.

         9.7 Shareholder Approval. The Agreement and the transactions contemplated hereby shall have been adopted and approved by a majority of the holders of the issued and outstanding capital stock of ISG.

         9.8 Registration Rights Agreement. HomeSeekers shall have executed a Registration Rights Agreement in the form attached hereto as Exhibit 8.10.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 Agreement by Principal Shareholders to Indemnify. The Principal Shareholders agree to jointly and severally indemnify and hold HomeSeekers and their Affiliates, officers, directors, and agents thereof (collectively, the "Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Indemnified Parties (collectively, "Indemnifiable Damages") resulting from or arising out of (i) any breach of a representation or warranty made by the Principal Shareholders in or pursuant to this Agreement; (ii) any breach of the covenants or agreements made by the Principal Shareholders in this Agreement; (iii) any inaccuracy in any certificate delivered by the Principal Shareholders pursuant to this Agreement; (iv) any ISG Indebtedness in excess of the amount set forth in Section 7.4; (v) any and all Taxes of ISG with respect to any period (or any portion thereof) up to and including the Effective Date, except for Taxes of ISG which are reflected as current liabilities for Taxes that exist as of the Effective Date ("Current Tax Liabilities") on the Closing Balance Sheet; or (vi) the management of ISG's stock option plan

Agreement and Plan of Merger
April 3, 2000
Page -33-


and/or ISG's 401(k) plan, together with all legal fees, disbursements and expenses incurred by HomeSeekers and Subsidiary in connection therewith.

         10.2 Limitations on Indemnity Obligation. The Principal Shareholders shall have liability hereunder only to the extent that Indemnifiable Damages exceed Ten Thousand Dollars ($10,000). If it is determined, as provided, that any of the Indemnified Parties is entitled to indemnification, indemnification shall be effected solely by set-off against the shares held back pursuant to
Section 10.4 of this Agreement. However, to the extent that the held back shares, after satisfaction of all other indemnity claims, are insufficient to effect indemnification with respect to Indemnifiable Damages arising out of a breach of Section 5.13 of this Agreement, each of the Principal Shareholders shall be jointly and severally liable to indemnify the Indemnified Parties. The Principal Shareholders shall not be liable for Indemnifiable Damages arising out of a breach of Section 5.13 of this Agreement to the extent that such Indemnifiable Damages are based on a claim that was not asserted within three years of the Effective Date or to the extent that such Indemnifiable Damages are in excess of Four Million Two Hundred Thirty-Eight Thousand Four Hundred Sixty-Five Dollars ($4,238,465).

         10.3 Survival of Representations and Warranties. Each of the representations and warranties made by the Principal Shareholders in this Agreement or pursuant hereto shall survive the Closing of the transactions contemplated hereby. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

         10.4 Security for the Indemnification Obligation. As a security for the indemnification obligations contained in this Section 10, at the Closing, HomeSeekers shall set aside and hold certificates representing One Million Five Hundred Thousand Dollars of the HomeSeekers Shares into which the ISG Shares are converted pursuant to Section 2.1(b) of this Agreement (the "Held Back Shares"), based on the average closing sale price of a share of HomeSeekers Common Stock as quoted on the Nasdaq Stock Market ("Nasdaq") for the ten (10) consecutive trading days which precede the day immediately prior to the Closing Date, and the Principal Shareholders hereby grant HomeSeekers a first priority security interest in such Held Back Shares. HomeSeekers may set off against the Held Back Shares any Indemnifiable Damages, subject to the following terms and conditions:

                  (a) HomeSeekers shall give written notice to the holders of Held Back Shares of any claim for Indemnifiable Damages or any other loss, damage, cost or expense which HomeSeekers claims to have sustained by reason thereof, and the basis of such claim;

Agreement and Plan of Merger
April 3, 2000
Page -34-


                  (b) Such set off shall be effected on the later to occur of the expiration of ten (10) days from the date of such notice or, if such claim is contested, the date the dispute is resolved;

                  (c) For purposes of any set off against the Held Back Shares, the Held Back Shares shall be valued at the closing price for a share of HomeSeekers common stock on the date such set-off is effected.

                  (d) All Held Back Shares shall be deemed to be owned by the Principal Shareholders and such parties shall be entitled to vote the Held Back Shares; provided, however, that there shall also be deposited with HomeSeekers all shares of HomeSeekers Common Stock or other assets issued to or paid upon Held Back Shares as a result of any stock or other dividend or distribution or stock split with respect to the Held Back Shares.

                  (e) One year after the Effective Date, after payment to the Indemnified Parties of all of its indemnity claims approved as provided in this Agreement, HomeSeekers shall retain a sufficient number of Held Back Shares to provide for payment of any unresolved indemnity claims, and shall retain an additional number of Held Back Shares equal to (i) Seven Hundred Fifty Thousand Dollars ($750,000), divided by (ii) the average closing sale price of a share of HomeSeekers Common Stock as quoted on the Nasdaq for the ten (10) consecutive trading days which precede the day immediately prior to the first year anniversary of the Effective Date, as reported (absent manifest error in the printing thereof) by The Wall Street Journal (Western Edition). HomeSeekers shall release the remainder of the Held Back Shares to the ISG Shareholders pursuant to written instructions signed by each shareholder named in the certificates representing the Held Back Shares. For example, if the average closing sale price for a share of HomeSeekers common stock on the first anniversary of the Effective Date is $28.00, and if the unresolved indemnity claims are for $280,000 HomeSeekers shall retain 10,000 shares with respect to the unresolved indemnity claims plus an additional 26,786 shares, and shall release the remaining Held Back Shares.

                  (f) HomeSeekers agrees to deliver to the Principal Shareholders no later than two years after the Closing Date any Held Back Shares (and distributions thereon or proceeds thereof) then held by HomeSeekers unless there then remains unresolved any claim for Indemnifiable Damages hereunder for which prior notice has been given, in which event HomeSeekers shall retain such number of Held Back Shares (and such amount of proceeds therefrom or distributions thereon) as is sufficient to satisfy any such unresolved claim, as well as the reasonable attorneys fees and costs associated therewith, and shall release the remaining Held Back Shares (and such remaining proceeds to the Principal Shareholders). Any Held Back Shares (and proceeds) remaining on deposit after all such claims shall have been satisfied shall be returned to the Principal Shareholders promptly after the time of satisfaction.

                  (g) All payments for Indemnifiable damages shall be treated as adjustments to the Merger Consideration.

Agreement and Plan of Merger
April 3, 2000
Page -35-


                  (h) Except as limited by Section 10.2, if the Held Back Shares are insufficient to set off any claim for Indemnifiable Damages made hereunder (or have been delivered to the Principal Shareholders prior to the making or resolution of such claim), then HomeSeekers may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

                  (i) Except as limited by Section 10.2, the remedies provided herein shall be cumulative and shall not preclude HomeSeekers from asserting any other right, or seeking any other remedies against the Principal Shareholders. The Principal Shareholders hereby waive any right to contribution or any other similar right they may have against ISG or the Surviving Corporation as a result of their agreement to indemnify in this Section.

                                   ARTICLE XI

                             SECURITIES LAW MATTERS

         11.1 Registration. The ISG Shareholders shall have the registration rights set forth in the Registration Rights Agreement attached hereto as "Exhibit 8.10."

         11.2 Disposition of Shares. The ISG Shareholders agree not to sell, transfer or otherwise dispose of any HomeSeekers Shares, except pursuant to (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by HomeSeekers with the SEC of any registration statement, offering circular or other document, in which case, each such ISG Shareholder shall first supply to HomeSeekers an opinion of counsel (which counsel and opinions shall be satisfactory to HomeSeekers) that such exemption is available, or (b) an effective registration statement filed by HomeSeekers with the SEC under the Securities Act.

         11.3 Legends. The certificates representing HomeSeekers Shares shall bear the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE SHAREHOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Agreement and Plan of Merger
April 3, 2000
Page -36-


HomeSeekers may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

                                   ARTICLE XII

                                   DEFINITIONS

         12.1 Defined Terms. As used herein, the following terms shall have the following meanings:

         "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

         "Average Closing Sale Price" shall have the meaning set forth in section 2.1(b) of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Governmental Entity" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Material Adverse Change (or Effect)"means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects of ISG which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

Agreement and Plan of Merger
April 3, 2000
Page -37-


         "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Entity or other entity, of whatever nature.

         "Register," "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shareholder Transaction Fees"means all legal, accounting, tax, consulting, appraisal and financial advisory and other fees and expenses, including any transfer taxes, fees and expenses and the cost of title insurance and surveys, incurred, paid, or payable by ISG or the ISG Shareholders in connection with the transactions contemplated hereby.

         "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

         "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         12.2 Other Definitional Provisions.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

Agreement and Plan of Merger
April 3, 2000
Page -38-


                                  ARTICLE XIII

                        TERMINATION, AMENDMENT AND WAIVER

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

                  (b) by HomeSeekers in the event of a material breach by the Principal Shareholders or ISG of any provision of this Agreement.

         13.2 Effect of Termination. Except as provided in Article X and for the provisions of Section 7.2, in the event of termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In addition, the parties shall treat any information concerning the other parties to this Agreement, regardless of the manner in which it is furnished and specifically including (without limitation) information provided pursuant to Sections 6.5 and 6.10 of this Agreement, together with all analysis, compilations, studies or other documents, whether prepared by a party or others, which contain or otherwise reflect such information (the "Evaluation Material"), in accordance with the provisions of this Section. The term "Evaluation Material" does not include information which
(a) is or becomes generally available to the public, (b) was available on a non-confidential basis prior to its disclosure from another source, which source was not prohibited from disclosing such information by a contractual, legal or fiduciary obligation, or (c) becomes available on a non-confidential basis from a person, other than from a person prohibited from disclosing such information by a contractual, legal or fiduciary obligation. All parties agree, except as required by law, regulation, regulatory authority or legal process, to keep all Evaluation Material confidential, not to disclose or reveal any Evaluation Material to any person, and not to use the Evaluation material for any purpose. Each party shall be responsible for any breach of the terms of this Section by its agents and representatives.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

         14.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile

Agreement and Plan of Merger
April 3, 2000
Page -39-


numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

                           if to HomeSeekers:

                           HomeSeekers, Incorporated
                           6490 S. McCarran Blvd., Suite 28
                           Reno, NV  89509
                           Attn: Greg Costley, Chairman/CEO
                           Telephone:  (775) 826-6886
                           Facsimile:  (775) 827-8182

                           with a copy to:

                           Jenkins & Carter
                           501 Hammill Lane
                           Reno, NV  89511-1004

                           Attn: Nathan M. Jenkins, Esq.
                           Telephone:  (775) 829-7800
                           Facsimile:  (775) 829-0511

                           if to ISG:

                           Information Solutions Group, Inc.
                           4890 Riverbend Rd., Suite B-3
                           Boulder, CO  80301
                           Attn: Karl J. Ziegler
                           Telephone: (800) 336-1027
                           Facsimile: (303) 443-3043

                           if to the Principal Shareholders:

                           Karl Ziegler
                           2470 Cragmoor Road
                           Boulder, CO 80304
                           Telephone: (303) 494-3333

                           Steven Wostenberg
                           2899 Hughs Drive
                           Erie, CO 80516
                           Telephone: (303) 604-9859

Agreement and Plan of Merger
April 3, 2000
Page -40-


                           Charles Appel
                           2461 Tamarack Ave
                           Boulder, CO 80304
                           Telephone: (303) 447-2810

                           Michael O'Day
                           1928 Seidler Court
                           Erie, CO 80516
                           Telephone: (303) 828-0212

                           with a copy to:
                           Paul J. Hanley, Esq.
                           Grimshaw & Harring, P.C.
                           1700 Lincoln Street, Suite 3800
                           Denver, CO 80202
                           Telephone: (303) 839-3800
                           Facsimile: (303) 839-3838

         14.2 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Disclosure Schedule and Exhibits constitute a part hereof as though set forth in full above.

         14.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby, and HomeSeekers shall bear its auditors' cost in connection with the audit of ISG's financial statements. In no event shall HomeSeekers or Sub be responsible for the Shareholder Transaction Fees. In the event that the contemplated transaction fails to close due to no fault of HomeSeekers, ISG shall receive copies of the audit report, and shall repay to HomeSeekers half the cost of the audit (such reimbursement not to exceed $15,000) within 30 days of written demand by HomeSeekers. The Principal Shareholders hereby agree to pay any and all sales and/or use taxes which may become due and owing by them as a result of the completion of the transactions contemplated hereby.

         14.4 Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

Agreement and Plan of Merger
April 3, 2000
Page -41-


         14.5 Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other parties.

         14.6 Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement of this Agreement may be delivered by facsimile, and delivery of executed facsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a facsimile copy was forwarded.

         14.7 Governing Law, Jurisdiction and Waiver of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit, action, or proceeding arising out of, or with respect to, this Agreement shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada or in the U.S. District Court for the District of Nevada, Northern Division. The parties hereby consent to the personal jurisdiction of such courts within the County of Washoe, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division. The parties hereby waive any objections to venue in such courts with Washoe County, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division.

         14.8 Representation by Counsel. Each party hereto represents and agrees with the other that it has been represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         14.9 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to receive from the

Agreement and Plan of Merger
April 3, 2000
Page -42-


other its reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

         14.10 Interpretation. If necessary to give effect to the terms and provisions hereof, the masculine, feminine, and neuter gender of the singular and plural number shall each be deemed to include the other whenever the context so indicates. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties acknowledge and agree that this Agreement is the product of mutual negotiation and that no part herein shall be construed against either party as the author hereof, and that this provision is expressly made binding on any legal tribunal for any purpose.

         14.11 Severability. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceable or illegality shall not affect any other provisions of this Agreement.

         14.12 Headings. Headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, limit the scope, extent or intent of this Agreement or any provision hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       HOMESEEKERS INCORPORATED, a Nevada
                                       corporation

                                       By: /s/ Greg Costley
                                           -------------------------------------

                                          Name: Greg Costley
                                               ---------------------------------

                                          Title: Chief Executive Officer
                                                --------------------------------


                                       INFORMATION SOLUTIONS GROUP, a
                                       Colorado corporation

                                       By: /s/ Karl Ziegler
                                          --------------------------------------

                                          Name: Karl Ziegler
                                               ---------------------------------

Agreement and Plan of Merger
April 3, 2000
Page -43-


                                          Title: Chief Financial Officer
                                                --------------------------------

                                       REALESTATEFORMS.COM, INCORPORATED, a
                                       Nevada corporation

                                       By: /s/ Greg Costley
                                           -------------------------------------

                                          Name: Greg Costley
                                               ---------------------------------

                                          Title: Chief Executive Officer
                                                --------------------------------

                                       PRINCIPAL SHAREHOLDERS:

                                       /s/ CHARLES APPEL
                                       ----------------------------------------
                                       CHARLES APPEL

                                       /s/ STEVEN WOSTENBERG
                                       ----------------------------------------
                                       STEVEN WOSTENBERG

                                       /s/ KARL ZIEGLER
                                       ----------------------------------------
                                       KARL ZIEGLER

                                       /s/ MICHAEL O'DAY
                                       ----------------------------------------
                                       MICHAEL O'DAY